As filed with the Securities and Exchange Commission on May 23, 2025

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORE SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-1243837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

838 Walker Road, Suite 21-2105

Dover, Delaware 19904

(512) 402-5233

(Address of Principal Executive Offices, including Zip Code)

Core Scientific, Inc.

Amended and Restated 2024 Stock Incentive Plan

(Full title of the plan)

Adam Sullivan

President and Chief Executive Officer

Core Scientific, Inc.

838 Walker Road, Suite 21-2105

Dover, Delaware 19904

(Name and address of agent for service)

(512) 402-5233

(Telephone number, including area code, of agent for service)

Copies to:

Joseph P. Michaels

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

(312) 853-7000

Eric M. Winwood

Sidley Austin LLP

2021 McKinney Avenue

Suite 2000

Dallas, Texas 75201

(214) 981-3300

Todd M. DuChene

Chief Legal Officer and Chief Administrative Officer

Core Scientific, Inc.

838 Walker Road, Suite 21-2105

Dover, Delaware 19904

(512) 402-5233

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”), in accordance with the requirements of Form S-8, to register 48,000,000 shares of common stock, par value $0.00001 per share (“Common Stock”), of Core Scientific, Inc. (the “Company”), which may be issued pursuant to the Core Scientific, Inc. Amended and Restated 2024 Stock Incentive Plan (the “A&R 2024 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by us with the Commission are incorporated herein by reference:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the Commission on February 27, 2025;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as filed with the Commission on May 7, 2025;

(c)	our Current Reports on Form 8-K, as filed with the Commission on March 4, 2025 (excluding Item 7.01), March 13, 2025, May 2, 2025, May 13, 2025 and May 16, 2025 (excluding Item 7.01); and

(d)

the description of our Common Stock contained in Exhibit 4.13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and filed with the Commission on March 30, 2022, including any amendment or report filed for the purpose of updating such description.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Todd M. DuChene, Executive Vice President, Chief Legal and Administrative Officer, Chief Compliance Officer and Secretary of the Registrant, has rendered an opinion as to the validity of the Common Stock being registered by this Registration Statement. Mr. DuChene is an employee of the Registrant and is eligible to participate in the A&R 2024 Plan.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our charter provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with all of our directors and executive officers. The indemnification agreements provide that we will indemnify each of our directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, our charter and our bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1	Third Amended and Restated Certificate of Incorporation of Core Scientific, Inc., dated January 23, 2024 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K/A (File No.: 001-40046) filed with the SEC on January 25, 2024).

4.2	Second Amended and Restated Bylaws of Core Scientific, Inc., dated January 23, 2024 (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K/A (File No.: 001-40046) filed with the SEC on January 25, 2024).

4.3	Core Scientific, Inc. Amended and Restated 2024 Stock Incentive Plan, dated May 12, 2025 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No.: 001-40046) filed with the SEC on May 13, 2025).

5.1	Opinion of Todd M. DuChene, Esq.

23.1	Consent of Todd M. DuChene, Esq. (contained in Exhibit 5.1).

23.2	Consent of Marcum LLP.

24.1	Powers of Attorney (included in signature page of this Registration Statement).

107	Filing Fee Table.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on May 23, 2025.

CORE SCIENTIFIC, INC.

By:	/s/ Adam Sullivan
Adam Sullivan
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes each of Adam Sullivan, Jim Nygaard and Todd DuChene to execute in the name of such person who is then an officer or director of the Company, and to sign and file any and all amendments (including post-effective amendments) to this Registration Statement and to take all such other actions in connection therewith as are necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the offering and sale of the securities that are the subject of this Registration Statement, which amendments may make such changes to such Registration Statement as such attorney may deem appropriate.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Adam Sullivan Adam Sullivan	President, Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2025

/s/ Jim Nygaard Jim Nygaard	Chief Financial Officer (Principal Accounting and Financial Officer)	May 23, 2025

/s/ Jeff Booth Jeff Booth	Director	May 23, 2025

/s/ Elizabeth Crain Elizabeth Crain	Director	May 23, 2025

/s/ Jordan Levy Jordan Levy	Director	May 23, 2025

/s/ Yadin Rozov Yadin Rozov	Director	May 23, 2025

/s/ Eric Weiss Eric Weiss	Director	May 23, 2025